Exhibit 99.1
FOR IMMEDIATE RELEASE
FX REAL ESTATE AND ENTERTAINMENT INC.

Media Contact:	Rick Matthews
212-843-8267
The Huff Alternative Fund, L.P. Exercises Rights in
FX Real Estate and Entertainment Inc.’s Pending Offering and
Purchases 1.15 Million Shares at $10 Per Share
New York — April 1, 2008 — FX Real Estate and Entertainment Inc. (NASDAQ: FXRE), announced today that The Huff Alternative Fund, L.P., a principal stockholder of the Company, has exercised rights it received in the Company’s pending rights offering, resulting in the Huff Fund’s purchase of approximately 1.15 million shares of FXRE common stock at a price of $10 per share and the Company’s receipt of gross proceeds of approximately $11.5 million.
As previously announced, FXRE stockholders of record on March 6, 2008 received the right to purchase one share of FXRE common stock at a price of $10 per share for every two shares of common stock held on this date. As part of the initial transaction that created FXRE in June 2007, holders of approximately 50% of FXRE’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, approximately 9.9 million shares are being offered in the rights offering, representing gross proceeds of approximately $99 million.
This purchase by the Huff Fund follows the recently announced purchase in the rights offering by Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, of 3,037,265 shares at a price of $10 per share.
In addition to purchasing the aforementioned shares and as previously announced, the Huff Fund and Mr. Sillerman have agreed to purchase shares in the rights offering that are not otherwise subscribed for by stockholders, if any, at the same $10 per share offering price. For more information about these investment agreements with Mr. Sillerman and Huff, please see the Company’s Forms 8-K filed with the Securities and Exchange Commission today and on January 10, 2008, which can be viewed at the SEC’s website at www.sec.gov.
A registration statement for the rights and the shares of FXRE common stock underlying the rights has been filed with and declared effective by the Securities and Exchange Commission (“SEC”). A copy of the final prospectus from the registration statement and additional material relating to the rights offering were mailed on or about March 11, 2008, to stockholders of record as of March 6, 2008. Stockholders will also be able to obtain a copy of the prospectus and the other materials by contacting Mellon Investor Services, the information agent for the rights offering, at (877) 243-3815 for domestic callers and (201) 680-6579 for foreign callers. The rights offering expires at 5:00 p.m., New York City time, on April 11, 2008, unless extended by the Company.

FXRE’s common stock is listed and traded on the NASDAQ Global Market under the symbol “FXRE.” The rights, which are transferable, are listed for trading on The NASDAQ Global Market under the symbol “FXRER.”
This press release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction, nor shall there by an sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. These securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended.
About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site. FXRE has license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
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